Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation

First Quarter 2012 Financial Results

FOR IMMEDIATE RELEASE

Monday, May 7, 2012

LAKE BARRINGTON, IL, May 7, 2012 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the first quarter of 2012.

Consolidated net sales for the first quarter of 2012 were $13,807,000 compared to consolidated net sales of $12,698,000 for the first quarter of 2011, representing an increase of 8.7%. The Company earned net income of $389,000 or $0.12 per share (basic and diluted) for the first quarter of 2012 compared to net income of $297,000 or $0.09 per share (basic and diluted) for the first quarter of 2011.

“The first quarter was a great start for 2012” said Stephen Merrick, Chief Financial Officer. “Our results were strong at all levels, including sales, margins and profits.”

Key Factors and Trends

Gross margins increased significantly compared to the first quarter 2011. The gross margin rate for the first quarter 2012 was 22.4% compared to a rate of 19.5% for the first quarter 2011. Gross margins improved as a result of moderation in the cost of some raw materials, increased pricing on some products and a shift in the mix of products sold to products carrying better margins. This improvement in margin rates was a principal factor in the increase in profits for the first quarter 2012.

Revenues from the sale of foil balloons increased by 8.6% compared to the first quarter 2011, from $6,399,000 in the first quarter 2011 to $6,951,000 in the first quarter 2012.

Revenues from the sale of latex balloons increased by 31.4% from $2,096,000 in the first quarter 2011 to $2,754,000 in the first quarter 2012.

Pouch revenues declined by 10.4% in the first quarter 2012 compared to the first quarter 2011. This decline was due to a decline in the sale of zippered pouches from $1,487,000 to $897,000. However, sales of open-top pouches and rolls, for use with sealing machines, continued to increase from $667,000 in the first quarter 2011 to $1,033,000 in the first quarter 2012.

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Sales of laminated film products declined by 4.8% from $1,745,000 in the first quarter 2011 to $1,661,000 in the first quarter 2012.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

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CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	March 31, 2012	*December 31, 2011
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $14,000 and $11,000, respectively)	$365,683	$338,523
Accounts receivable, net	7,562,290	7,091,194
Inventories, net	13,541,981	13,338,317
Other current assets (VIE $104,000 and $93,000, respectively)	2,593,883	2,532,935
Total current assets	24,063,837	23,300,969

Property, plant and equipment, net	8,767,358	8,843,909
Other assets	1,297,544	1,470,644

Total Assets	$34,128,739	$33,615,522

Liabilities & Equity
Total current liabilities (VIE $93,000 and $91,000, respectively)	$17,738,859	$17,688,994
Long term debt, less current maturities	4,045,197	4,171,033
CTI Industries Corporation stockholders' equity	12,429,515	11,860,768
Noncontrolling interest	(84,832)	(105,273)

Total Liabilities & Equity	$34,128,739	$33,615,522

Condensed Consolidated Statements of Operations
	Three Months Ended March 31
	2012	2011
	(Unaudited)	(Unaudited)

Net sales	$13,807,144	$12,697,655
Cost of sales	10,712,073	10,226,883

Gross profit	3,095,071	2,470,772

Operating expenses	2,252,308	1,872,341

Income from operations.	842,763	598,431

Other (expense) income:
Net Interest expense	(180,987)	(139,206)
Other	2,225	11,117

Income before income taxes	664,001	470,342

Income tax expense	254,931	205,429

Net Income	409,070	264,913

Less: Net gain (loss) attributable to noncontrolling interest	20,442	(32,195)

Net income attributable to CTI Industries Corporation	$388,628	$297,108

Income applicable to common shares	$388,628	$297,108

Other Comprehensive Income
Foreign currency adjustment	158,176	452,631
Comprehensive income	$546,804	$749,739

Basic income per common share	$0.12	$0.09

Diluted income per common share	$0.12	$0.09

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,204,506	3,137,837

Diluted	3,244,976	3,198,742

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

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